Exhibit 99.1

NEWS RELEASE

Contact: Investor Relations

708.483.1300 Ext 1331

TreeHouse Foods to Acquire Protenergy Natural Foods

for CAD $170 Million in Cash from Whitecastle Investments Limited,

Whitecap Venture Partners and Others

•	Increases annual revenue by approximately $200 million

•	Estimated EPS accretion of $0.11—$0.14 in first full year following closing

•	Positions TreeHouse at the forefront of evolution from cans to carton packaging (aseptic and recart) for broth, soup, sauces and other shelf stable liquids

•	Presents growth opportunities into closely adjacent food and beverage categories

OAKBROOK, Ill., April 21, 2014 – TreeHouse Foods, Inc. (NYSE: THS) today announced that it will acquire Protenergy Natural Foods, an industry leading developer and manufacturer of premium quality food and beverage products, namely private label broth, soups and gravies. TreeHouse has agreed to pay Whitecastle Investments Limited, Whitecap Venture Partners and others CAD $170 million (approximately US $150 million) in cash for the business, subject to an adjustment for working capital.

The Company expects the transaction to have approximately $0.05 to $0.07 EPS impact on 2014 earnings and add approximately $0.11 to $0.14 in EPS in 2015. The transaction is expected to close late in the second quarter of 2014, subject to the satisfaction of customary closing conditions, and will be financed through borrowings under TreeHouse’s existing credit facility.

Protenergy Natural Foods is at the forefront of the evolution of carton and recart broth, soups and gravies, both for private label and corporate brands, and also serves as a co-manufacturer of national brands. With approximately 300 employees, Protenergy is headquartered in Richmond Hill, Ontario, Canada and operates a second production facility in Cambridge, Maryland. Protenergy had 2013 sales of approximately CAD $130 million for the twelve months ended December 31, 2013. Following the acquisition, TreeHouse anticipates pro forma 2014 sales of approximately $2.7 billion and adjusted EBITDA of approximately $385 million.

“We are delighted to welcome Protenergy Natural Foods and its innovative capabilities in premium food and beverage products to the TreeHouse family,” said Sam K. Reed, Chairman, President and Chief Executive Officer of TreeHouse Foods. “The acquisition of Protenergy is expected to expand our existing packaging capabilities and enables us to offer customers a full range of soup products, both wet and dry. The addition of Protenergy is also expected to leverage our R&D capabilities in the evolution of shelf stable liquids from cans to cartons. Lastly, we believe Protenergy’s packaging applications present meaningful growth opportunities in the categories that we already play in today, as well as closely adjacent food and beverage categories.”

“We are pleased to be joining TreeHouse Foods,” said Kevin Tracey, Chief Executive Officer of Protenergy Natural Foods. “We have an experienced and highly capable management team, and we are focused on delivering innovative product formulation, and exceptional processing and product quality to our customers.

We see significant opportunities for innovation and growth in Tetra Recart packaging by leveraging the strengths of our two companies.”

“We are proud to have assisted Protenergy in its growth from start up in 2004 to its acquisition by TreeHouse Foods,” said Blaine Hobson, Managing Director of Whitecap. “This acquisition represents an outstanding divestiture for our shareholders and investors to a strategic buyer with the potential to unlock the huge potential still remaining in Protenergy.”

Barclays is acting as financial advisor on the transaction and Winston & Strawn LLP and Stikeman Elliott LLP are serving as legal counsel to TreeHouse. William Blair is serving as financial advisor to Protenergy and Whitecastle with respect to the transaction, and Goodmans LLP is serving as legal counsel to Protenergy and Whitecastle.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s acquisition of Protenergy will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its major product lines include non-dairy powdered creamer and sweeteners; condensed, ready to serve and powdered soups; refrigerated and shelf stable salad dressings and sauces; powdered drink mixes; single serve hot beverages; specialty teas; hot and cold cereals; macaroni and cheese, skillet dinners and other value-added side dishes and salads; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; and other food products including aseptic sauces and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, powdered drink mixes and instant hot cereals in the United States and Canada based on sales volume.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse Foods’ website, http://www.treehousefoods.com.

ABOUT PROTENERGY NATURAL FOODS

Protenergy Natural Foods Corporation is a technologically advanced innovative manufacturer of premium quality natural food and beverage products. The company is centrally located in the Greater Toronto area and provides innovative product development expertise. Its state-of-the-art manufacturing facility enables customers to receive products of the highest quality; costs savings based on economies of scale and a highly efficient manufacturing process; and improved shelf life due to process and fully integrated operations. More information is available at www.protenergyfoods.com.

ABOUT WHITECASTLE INVESTMENTS AND WHITECAP VENTURE PARTNERS

Founded in 1959, and based in Toronto, Canada, Whitecastle, (through Whitecap Venture Partners, its venture capital partnership with Hobson Equities), provides capital and active operating assistance to early stage high growth companies. For over 25 years, Whitecap has assisted dozens of companies grow from early stage to large successful entities. To learn more about Whitecastle and Whitecap, visit www.whitecastle.ca.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause TreeHouse or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2013 and other filings with the SEC, discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.